Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Snail, Inc.

Culver City, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-274626) and Form S-8 (No. 333-268271) of Snail, Inc. of our report dated April 1, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Costa Mesa, California

April 1, 2024